Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Second Quarter 2015 Conference Call

Prepared Remarks

July 24, 2015

8:30 A.M. (EDT)

Operator:

Good morning ladies and gentlemen. My name is (___________). I will be your conference call operator today. At this time I would like to welcome everyone to Bryn Mawr Bank Corporation’s quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star key and then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, David Takats, Chief Financial Officer. Sir, you may begin your conference.

David Takats:

Thank you, (_______), and thanks everyone for joining us today. I hope you had a chance to review our most recent press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Frank Leto, President and CEO of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation website or by calling 877-344-7529, referring to conference number 10067729. A replay will be available approximately two hours after this call concludes and will be accessible until 9:00 AM eastern time on Friday, August 7, 2015.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include, but are not limited to, the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, outlook, project, forecast, are optimistic, are looking, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the Corporation's control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The Corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. I’d now like to turn the call over to Frank.

Frank Leto:

Thanks, David. I’d like to thank you all for joining our conference call today.

I hope you’ve had a chance to review our second quarter earnings release, which was issued yesterday after the market close. With net income of $ 8.1 million for the second quarter, we continue to produce consistent, strong results. Excluding merger costs and security gains, our core earnings have improved by $1.2 million from the second quarter of last year.

One of the most promising indicators from the second quarter was the excellent loan growth that we experienced. Portfolio loans grew by a net $64.7 million, or 3.1%, during the second quarter, with commercial and industrial, commercial mortgage and construction loans accounting for the lion’s share of the growth. This loan growth was net of $54.3 million of paydowns, during the quarter, of acquired loans and is the result of the many new loan relationships created through the Bank’s expanded footprint. And while the growth was significant, it was not at the expense of credit quality, which remains very strong, with nonperforming loans making up only 42 basis points of total portfolio loans, down from 61 basis points at the end of 2014.

Our strategic initiatives, which we announced at the beginning of the year, have begun to generate promising results, with consumer loan applications up by approximately 20 percent.

Our mortgage banking initiative, which was introduced in the first quarter, is well on its way to reaching, or possibly exceeding its goal of originating $250 million of residential mortgage loans in 2015, many of which will be sold in the secondary market.

Wealth assets, which reached a new high of $8.5 billion in the second quarter, continue to produce strong revenue levels, while our insurance division, which was further bolstered by the April 1st acquisition of the Robert J. McAllister agency, continues to add an important source of non-interest income to the Bank.

In regards to capital planning, during the second quarter, the Corporation repurchased 88,800 shares of common stock under its February 2006 stock buyback program at an average purchase price of $29.58 per share. The repurchase was made in order to offset share issuances in connection with our various stock-based compensation awards, which totaled 98,473 shares during the quarter.

In addition, on June 30, 2015, the Kroll Bond Rating Agency assigned a senior unsecured long-term rating of A-, a subordinated debt rating of BBB+, and a short-term debt rating of K2 to Bryn Mawr Bank Corporation. We engaged Kroll to perform their due diligence and issue their ratings as part of our ongoing capital planning strategy. The Kroll ratings will allow us to more readily explore a broad range of capital opportunities as they may arise.

When we entered into the merger with Continental, we were well aware that this first year would be a challenging period for earnings growth. Redundant systems costs as well as staffing are beginning to wind down as we draw nearer to full integration and the scheduled October 2015 core banking systems conversion. Once we have crossed that hurdle, we expect to realize further the anticipated cost savings related to the combined institutions.

In addition to the core banking systems conversion, several systems upgrades are at various stages of completion. These upgrades include a commercial lending portfolio management tool, which was placed in use during the first quarter and has begun to streamline the workflow as well as enhance the monitoring of our commercial credits. On June 17th, we rolled out a new online and mobile banking tool which puts BMT on the leading edge of consumer banking solutions, enabling us to compete effectively in this space. Not far behind the consumer offering will be a business online banking product which will also put us on equal footing with our larger competitors. In addition, a company-wide imaging solution is nearing completion, which will vastly improve efficiencies throughout the organization. And finally, a new desktop platform will be introduced which will enhance the customer experience at our branches. All of these infrastructure improvements will help build a strong foundation for our future growth.

For the past 89 consecutive quarters, we have paid dividends to our shareholders. We are very proud of this record and feel very fortunate to have the continued loyalty and support of our shareholders. Therefore, I am pleased to announce that on July 23, 2015, the Board of Directors of the Corporation declared a quarterly dividend of $0.20 per share, payable on September 1, 2015 to shareholders of record as of August 4, 2015. This represents a 5.3% increase from last quarter and is indicative of the Board’s confidence in management’s ability to deliver strong results.

In summary:

We believe our business model is sound and with an improving economy, locally and nationally, we are in an excellent position to take advantage of opportunities for continued profitable growth and strong performance. As we, along with other community banks, continue to be squeezed by tightening interest margins, we strive to identify new ways to diversify and expand our non-interest revenue streams. We continually evaluate acquisition opportunities as they arise, with a focus on quality and compatibility and believe we are poised for continued profitability and growth.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?